                                                               EXHIBIT (4)(g)(1)

Filed with Post-Effective Amendment No. 9 to this Registration Statement on Form N-4 on March 1, 1990.

                        [LOGO OF METLIFE APPEARS HERE]
                           AND AFFILIATED COMPANIES

                      METROPOLITAN LIFE INSURANCE COMPANY
                A Mutual Company Incorporated in New York State
               One Madison Avenue-New York, New York 10010-3690

________________________________________________________________________________
Contractholder
           Trustee of the Metropolitan Group Annuity Contracts Trust
________________________________________________________________________________
Group Annuity Contract No.                     Issue Date
      10623-4                                  January 1, 1990
________________________________________________________________________________

NOTICE: ANY PAYMENTS AND VALUES PROVIDED BY THIS CONTRACT THAT ARE BASED ON THE INVESTMENT EXPERIENCE OF A SEPARATE ACCOUNT ARE VARIABLE AND SPECIFIC DOLLAR AMOUNTS ARE NOT GUARANTEED. THE DOLLAR AMOUNTS OF SUCH PAYMENTS AND VALUES WILL INCREASE OR DECREASE, AS SET OUT IN THIS CONTRACT, DEPENDING UPON THE INVESTMENT EXPERIENCE OF THE SEPARATE ACCOUNT.

IN CONSIDERATION OF PAYMENTS METROPOLITAN RECEIVES UNDER THIS CONTRACT,

                      METROPOLITAN LIFE INSURANCE COMPANY
                               ("METROPOLITAN"),

AGREES TO MAKE PAYMENTS, AND TO PAY ANNUITIES BOUGHT, UNDER THIS CONTRACT, IN ACCORDANCE WITH AND SUBJECT TO ITS TERMS.

THEREFORE, THE CONTRACTHOLDER AND METROPOLITAN EXECUTE THIS CONTRACT IN DUPLICATE TO TAKE EFFECT AS OF THE ISSUE DATE.

__________________________________       METROPOLITAN LIFE INSURANCE COMPANY


__________________________________
SIGNATURE

__________________________________
TITLE

__________________________________       _______________________________________
WITNESS                                  REGISTRAR

__________________________________       _______________________________________
DATE                                     DATE


__________________________________       _______________________________________
CITY AND STATE                           CITY AND STATE


     THE FIXED INTEREST ACCOUNT PORTION OF THIS CONTRACT IS NON-PARTICIPATING AND NO DIVIDENDS ARE PAYABLE. SEE SECTION A13.1.

IRC SECTION 457 GROUP ANNUITIES
SEPARATE ACCOUNT E
NONPARTICIPATING ANNUITIES

FORM G.2444B-2A

                                   CONTENTS


                      SECTION A - Fixed Interest Account

Section                                                                    Page
-------                                                                    ----
  Al.     Introduction...................................................    2

  A2.     Payments to Metropolitan.......................................    3

  A3.     Maintenance of the Fixed Interest Account......................    4

  A4.     Interest Credited to the Fixed Interest Account................    4

  A5.     Participants' Fixed Interest Account Balance...................    5

  A6.     Withdrawals from Participants' Fixed Interest
               Account Balance...........................................    5

  A7.     Withdrawals from the Fixed Interest Account
               to pay Administrative Charges.............................    6

  A8.     Withdrawals from the Fixed Interest Account
               to Purchase Annuities.....................................    7

  A9.     Withdrawals from the Fixed Interest Account
               to make Transfers to the Separate Account
               or Payments to Employers or to Other Funding
               Vehicles..................................................    7

  A10.    Withdrawals from the Fixed Interest Account
               after a Participant Dies..................................    8

  A11.    Fixed Interest Account Early Withdrawal Charges................    9

  Al2.    Annuity Purchases..............................................   10

  A13.    General Provisions.............................................   11

  A14.    Annuity Purchase Rates.........................................   13

                         Section B - Separate Account

Section                                                                     Page
-------
  Bl.     Introduction....................................................   17

  B2.     Payments to Metropolitan........................................   20

  B3.     Maintenance of the Separate Account.............................   21

  B4.     Valuation of Assets in Investment Divisions.....................   21

  B5.     Metropolitan's Right to Make Changes............................   22

  B6.     Participants' Separate Account Balance..........................   22

  B7.     Withdrawals from Investment Divisions...........................   23

  B8.     Withdrawals from the Separate Account to Purchase
               Annuities..................................................   24

  B9.     Withdrawals from the Investment Divisions to make
               Transfers to the Fixed Interest Account or
               to Other Investment Divisions or Payments
               to Employers or to Other Funding Vehicles..................   24

  B10.    Withdrawals from the Separate Account after
               a Participant Dies.........................................   26

  B11.    Separate Account Early Withdrawal Charges.......................   26

  B12.    Annuity Purchases...............................................   27

  B13.    General Provisions..............................................   29

  B14.    Annuity Purchase Rates..........................................   31

                       Section A. Fixed Interest Account

Section Al.  Introduction

     A1.1 "Account Balance" means the entire amount held at any particular time by Metropolitan under this Contract on account of a Participant. "Fixed Interest Account Balance" means the amount held at any particular time by Metropolitan in the Fixed Interest Account on account of a Participant. These accounts are for bookkeeping purposes only and do not create any ownership rights in the Participant. The Employer will be the sole owner of all Account Balances and will have the exclusive right to all benefits there from.

     A1.2 "Annuitant" means a person upon whose life an annuity has been purchased by an Employer under this Contract.

     A1.3 "Designated Office" means Metropolitan's Home Office at One Madison Avenue, New York, New York 10010 or such other location or locations as Metropolitan may designate in place of its Home Office.

     A1.4 "Employee" means any person who is eligible to participate in the Employer's Plan pursuant to its terms, but does not include independent contractors as defined in Section 457 of the Internal Revenue Code of 1986 as from time to time amended ("the Code").

     A1.5 "Employer" means an employer that has established a Plan pursuant to Section 457 of the Code and that has arranged with Metropolitan to utilize this Contract for the purchase of annuities under the Plan, but does not include Rural Electric Cooperatives or nongovernmental tax-exempt organizations as defined in Sections 457 and 501, respectively, of the Code. Any provisions of this Contract permitting an Employer to make payments, request withdrawals, or take any other action with respect to a Participant or his or her Account Balance or Fixed Interest Account Balance apply only to the Employer that has arranged with Metropolitan to utilize this Contract with respect to that Participant.

     A1.6 "Fixed Interest Account" means the account Metropolitan will establish under this Contract and to which it will add the payments it receives that are allocated to the Fixed Interest Account. The Fixed Interest Account is part of Metropolitan's general account.

     A1.7 "Participant" means any Employee of an Employer with respect to whom Metropolitan has accepted a payment under this Contract. A person will cease to be a Participant at such time as Metropolitan is no longer holding any Account Balance on account of such person.

     Al.8    "Deposits" means the money received under this contract.

Form G.2444B-2A                       (2)

     A1.9 "Deposit Year" means the initial period during which the declared interest rate for the Fixed Interest Account is credited on that deposit and each following one year period.

     Al.10 "Plan" means any plan which meets the requirements of Section 457 of the Code.

     Al.11 The meanings of an "Accumulation Unit", a "Valuation Period", the "Separate Account", and the "Investment Divisions" of the Separate Account are given in Section B1 of this Contract. These terms have the same meaning when used in this Section A.

Section A2.  Payments to Metropolitans

    A2.1 Metropolitan will accept under this Contract for addition to the Fixed Interest Account each amount allocated to the Fixed Interest Account pursuant to Section A2.2 that may be contributed or transferred to this Contract under the Code. The Employer will identify the Participant on behalf of whom the payment is made.

             Payments to Metropolitan under this Contract are subject to the following conditions

             (a) Metropolitan has the right to refuse to accept any deposits that total more than $500,000 on account of a Participant. Metropolitan reserves the right to change this $500,000 maximum at any time.

             (b) Metropolitan has the right to refuse to accept any further payments on account of a Participant and to make payment to the Employer as, if it had requested withdrawal of the Participant's entire Account Balance, if (i) more than three years have elapsed since the date Metropolitan received the last amount on account of such Participant, and (ii) such Participant's entire Account Balance is smaller than $2,000.

             (c) Metropolitan will accept no further payments under this Contract on account of any Participant who is not employed by an Employer.

             (d) Metropolitan has the right to refuse to accept any payments on account of a person unless the initial payment is received by Metropolitan within 190 days after such person directs his or her Employer to utilize this Contract on his or her behalf.

             (e) Metropolitan will accept no payments under this Contract on account of any person until (i) Metropolitan has received the Employer's request that this Contract be utilized for that person, and (ii) Metropolitan has entered that person's name on its records under this Contract. Any amounts received by Metropolitan on account of a person before the last to occur of these conditions will not be accepted until both of these conditions have occurred.

Form G.2444B-2A                       (3)

     A2.2 The Employer will direct Metropolitan whether payments accepted under this Contract on the Participant's account are to be added to the Fixed Interest Account. The direction will specify whether all, none, or a part (which must be given as a whole percentage) of such payments are to be added to the Fixed Interest Account. The Employer may change the allocation direction as to future payments with respect to a Participant by notice to Metropolitan. Such change will take effect within 7 business days after the notice is received by Metropolitan or, if later, on the date specified in the notice if such date is no more than 30 days after Metropolitan's receipt of the notice.

Section A3.  Maintenance of the Fixed Interest Account

     A3.1 Metropolitan will establish subparts in the Fixed Interest Account as follows.

             For a Participant Metropolitan will establish a subpart in the Fixed Interest Account as of the first day of receipt of each Deposit. The subpart established as of the initial Deposit will be designated subpart 1 and the subparts established thereafter will continue to be numbered consecutively.

     A3.2 Metropolitan will credit to subpart 1 the declared interest rate in effect when the initial Deposit is received. This rate will be credited from the day of receipt until the last day of the month in which the anniversary of that Deposit occurs. Each following Deposit Year will be for a twelve month period.

     A3.3 Each amount to be added to the Fixed Interest Account will be added to the most recently established subpart as of the date that the amount is accepted by Metropolitan or transferred to the Fixed Interest Account.

Section A4.  Interest Credited to the Fixed Interest Account

     A4.1 Metropolitan will credit interest on amounts while in the Fixed Interest Account at a daily compound rate for the period from the date of addition to the subpart up to, but not including, due date of withdrawal from such subpart.

Form G.2444B-2A                       (4)

     A4.2 Before the establishment of each subpart Metropolitan will determine the rate of interest that it will credit on amounts while in such subpart. The initial rate of interest credited on amounts in a subpart will remain in effect without change from the date of establishment of the subpart to the end of the month in which the anniversary of the subpart occurs. New rates will be set at the end of the initial period and each year thereafter.

     A4.3 In no event will any rate of interest credited on amounts while in any subpart be less than an effective annual rate of 3%.

Section A5.  Participants' Fixed Interest Account Balances

     A5.1 Metropolitan will maintain records of any amount held in the Fixed Interest Account on account of each Participant.

     A5.2 Not less often than once in each twelve month period Metropolitan will send to the Employer of each Participant a statement of that Participant's Fixed Interest Account Balance.

     A5.3 Any amounts in a Participant's Fixed Interest Account Balance, including any interest earned, shall be and remain solely the property of the Employer, subject only to the claims of the Employer's general creditors. Nothing in this Contract shall be construed to give any Participant at any time a security interest in a Fixed Interest Account Balance, nor shall this Contract be construed so as to place any Fixed Interest Account Balance in trust with the Employer for the benefit of any Participant. Fixed Interest Account Balances will not be deemed to be collateral security for the payment of benefits under the Employer's Plan and will be available to the Employer to meet its general obligations.

Section A6.  Withdrawals from Participants' Fixed Interest Account Balances

     A6.1 Metropolitan will make withdrawals from the Participants' Fixed Interest Account Balances in order to

             (a)  pay administrative charges pursuant to Section A7,

             (b)  purchase annuities pursuant to Section A8,

             (c) Make transfers to the Separate Account and payments pursuant to Section A9, and

             (d) Make payment or purchase an annuity pursuant to Section Al0 after the death of a Participant.

     A6.2 Any such withdrawal will be made as of the date Metropolitan receives the direction to make the withdrawal or as of any later date specified in the direction except that

             (a) if the date specified is more than 180 days after the date Metropolitan receives the direction, or if the Participant dies before the date specified, Metropolitan will not make the withdrawal,

Form G.2444B-2A                       (5)

             (b) any other withdrawals taking effect before the date specified will be made first,

             (c) if the withdrawal, is made in order to transfer amounts to the Separate Account, and a Valuation Period does not end on the date as of which the withdrawal would normally be made under this Section A6.2, the withdrawal will be made as of the next following date on which a Valuation Period ends,

             (d) if the withdrawal is made in order to purchase an annuity, the withdrawal will be made as of the date the annuity is to be purchased pursuant to Section A12.1(d), subject to the provisions of Section A6.2(e),

             (e) if the withdrawal is made pursuant to Section A9.2, or A10 the withdrawal will be made as of the date on which Metropolitan receives due proof that the conditions specified in any such section have been met,

             (f) if the withdrawal is made pursuant to Section A7, A9.3, or A9.4, it will be made as of the date determined by Metropolitan.

             As required by law, Metropolitan reserves the right to defer any such withdrawal for not more than six months. (Metropolitan does not presently anticipate exercising this right.)

     A6.3 Any partial withdrawal will be charged against the lowest numbered subpart in which all or a portion of the Participant's Fixed Interest Account Balance is maintained and then, to the extent necessary, successively against higher numbered subparts on a first in first out basis.

     A6.4 Any withdrawal will completely discharge Metropolitan's liability with respect to the amount withdrawn from the Fixed Interest Account.

Section A7.  Withdrawals from the Fixed Interest Account to pay Administrative
             Charges

     A7.1 Once each deposit year Metropolitan will withdraw an administrative charge from the Participant's Fixed Interest Account Balance if the Fixed Interest Account Balance for the previous 12 months has been less than $10,000 and no Deposits have been received during that time period. However, if the Participant's entire Account Balance is withdrawn to make payment to the Employer or to another funding vehicle pursuant to Section A9, the Fixed Interest Account Balance will not be reduced before the withdrawal is made by the amount of any unpaid administrative charge. Any such charge will be in addition to any early withdrawal charge.

Form C.2444B-2A                       (6)

     A7.2 The administrative charge will be $20 per year, imposed at the end of a deposit year in which the Participant has a Fixed Interest Account Balance. However, in any year the administrative charge will be waived to the extent necessary to guarantee preservation of a Fixed Interest Account Balance at least equal to the payments that were added to the Fixed Interest Account with respect to the participant minus any withdrawals (other than to pay administrative charges) from the Fixed Interest Account.

     A7.3 Metropolitan reserves the right to change the administrative charge on any anniversary of the Issue Date upon 90 days notice to the Employer.

Section A8.  Withdrawals from the Fixed Interest Account to Purchase Annuities

     A8.l The employer may at any time direct Metropolitan to withdraw the entire Account Balance of a Participant, and apply such balance to purchase an annuity in accordance with Section Al2. No early withdrawal charge will be imposed in connection with such withdrawal.

Section A9.  Withdrawals from the Fixed Interest Account to make Transfer to the
             Separate Account or Payments to Employers or to Other Funding Vehicles

     A9.l The Employer may at any time direct Metropolitan to withdraw all, a specified whole percentage, or a specified dollar amount of Participant's Fixed Interest Account Balance in order to

             (a)  make a transfer to the Separate Account,

             (b)  make payment to the Employer, or

             (c) make payments to entities providing annuities or other funding vehicles under the Plan or to a different Plan if such payment is permitted under Section 457 of the Code.

             (d) make a Transfer to the Separate Account from the Fixed Interest Account. Once each contract year, only 20% of the Fixed Interest Account Balance still subject to surrender charges may be transferred to the Separate Account. If, after any withdrawal and payment, (i) the Participant's entire Account Balance would be less than $2,000 and (ii) more than three years have elapsed since the date Metropolitan received the last amount on account such Participant, Metropolitan has the right to make payment as if the Trustee's direction had applied to the entire Account Balance of the Participant.

             An early withdrawal charge will be imposed upon the Fixed Interest Account Balance in connection with a withdrawal under this Section A9.1 ( except for A9.l (d) ) unless

             (a) the Participant's Deposit in a subpart has been in this Contract for at least 7 full uninterrupted deposit years on or before the date the withdrawal is made, or

Form G.2444B-2A                       (7)

                  (b)  Section A9.2, A9.4 or A9.5 applies to the withdrawal.

             The amount of the early withdrawal charge will be as specified in Section A11.

     A9.2 The Employer may direct Metropolitan to withdraw a Participant's entire Account Balance and have such amount paid to the Participant without the imposition of an early withdrawal charge if

             (a) the Participant becomes totally disabled as defined under the Federal Social Security Act, and

             (b) the Employer submits to Metropolitan due proof of such disability.

     A9.3 Metropolitan may withdraw a Participant's entire Account Balance and make payment to the Employer as if the Employer had requested withdrawal of the Participant's entire Account Balance if (i) more than three years have elapsed since the date Metropolitan received the last amount on account of such Participant, and (ii) such Participant's entire Account Balance is smaller than $2,000.

             An early withdrawal charge will be imposed upon the Fixed Interest Account Balance in connection with the withdrawal unless the Participant's Deposit in a subpart has been in this Contract for at least 7 full uninterrupted deposit years on or before the date the withdrawal is made.

             The amount of the early withdrawal charge will be as specified in Section All.

     A9.4 When any Participant attains age 70 1/2, distribution of the Participant's entire Account Balance may commence no later than April 1 of (i) the year following the year in which the Participant attains age 70 1/2, or (ii) the year in which the Participant retires.

             No early withdrawal charge will be imposed in connection with such distributions.

Section A10. Withdrawals from the Fixed Interest Account after a Participant
             Dies

     A10.1 After Metropolitan's receipt of due proof of a Participant's death, Metropolitan will withdraw the greater of (a) the value of the Participant's entire Account Balance as of the date due proof is received, or (b) the total of all payments made to Metropolitan on account of the Participant less any partial withdrawals, and pay such amount to the Employer. However, the Employer may, instead, elect to have this amount applied to purchase an annuity in accordance with Section Al2. In either case no early withdrawal charge will be imposed in connection with such withdrawal.

Form G.2444B-2A                       (8)

Section All. Fixed Interest Account Early Withdrawal Charges

     All.l The early withdrawal charge imposed pursuant to Section A9.1 or A9.3 in connection with a withdrawal from Fixed Interest Account Balance will be equal to

             (a) that part of the amount used to make a transfer or payment that is not exempt (under Section All.2 or Al1.3) from the early withdrawal charge, divided by

             (b)  the applicable factor from of the table below,

             (c)  minus the requested withdrawal amount

             but only if the Participant's Fixed Interest Account Balance remaining after the withdrawal is at least equal to the early withdrawal charge. In such case Metropolitan will make the transfer or payment directed by the Employer, and then withdraw the early withdrawal charge from the remaining Fixed Interest Account Balance.

             If the Participant's Fixed Interest Account Balance, if any, that would have remained after the transfer or payment directed by the Employer is less than this early withdrawal charge (i.e., there would not be enough left to pay the charge) Metropolitan will instead withdraw from the Participant's Fixed Interest Account Balance, to make the transfer or payment directed by the Employer, both

             (a) any amounts exempt from the early withdrawal charge pursuant to Sections A11.2 and A11.3, and

             (b) an amount equal to the remaining Fixed Interest Account Balance multiplied by the applicable factor from the table below.

             Metropolitan will then withdraw the remaining Fixed Interest Account Balance as the early withdrawal charge.

             Withdrawal charges shown in the following table are imposed on each Deposit.

                  Years Between End of
                  Month of Receipt of
                  Purchase Payment and
                  Date of Withdrawal
                  ---------------------
                           1 or less                         .93
                           2 or less, but more than 1        .94
                           3 or less, but more than 2        .95
                           4 or less, but more than 3        .96
                           5 or less, but more than 4        .97
                           6 or less, but more than 5        .98
                           7 or less, but more than 6        .99
                           thereafter                       1.00

Form G.2444B-2A                       (9)

     Al1.2 If no previous withdrawal has been made from any part of the Participant's Account Balance (whether in the Fixed Interest Account or the Separate Account) during a deposit year, other than to make transfers from or within the Separate Account, or to pay administrative charges, an amount up to 10% of the Participant's Fixed Interest Account Balance may be withdrawn, subject to the provisions of Section A9, without any early withdrawal charge being imposed.

Section Al2. Annuity Purchases

     A12.1 If an election is made under this Contract to have the Participant's entire Account Balance applied to purchase an annuity, Metropolitan will require the following information

             (a) The social security number, date of birth and address of the Annuitant and, if applicable, the social security number, name, address and date of birth of any survivor Annuitant. Metropolitan has the right to require evidence, satisfactory to itself, of dates of birth. The Annuitant will be the Participant unless the annuity is purchased pursuant to Section Al0, in which case the Annuitant will be designated by the Employer.

             (b) The form of annuity selected, which will be one of those set forth in Section A14 or any other form of annuity agreed upon by Metropolitan.

             (c) Whether annuity payments are to be made monthly, quarterly, semi-annually or annually.

             (d) The purchase date of the annuity which will be a date not less than 30 or more than 180 days after the date Metropolitan receives the election along with all required information. If, however, the annuity is purchased by the Employer after the death of a Participant, the purchase date will be the date Metropolitan received due proof of the Participant's death. The purchase of an annuity for a Participant covered under the provisions of the next paragraph will be in accordance with such provisions.

             For any Participant who has attained age 70 1/2 if the Annuitant is the Participant the purchase date of the annuity may be no later than the April 1 of the year following the later of (i) the year in which the Participant attains age 70 1/2 or (ii) the year in which the Participant retires or (iii) such later date as the Code may permit.

             Regardless of the mode of annuity payment chosen, the first annuity payment will be made as of the purchase date of the annuity.

             (e) The name and address of the person to whom annuity payments are to be made. The Employer will be the owner of any annuity purchased.

Form G.2444B-2A                       (10)

     A12.2 The Consideration of an annuity will be the amount applied pursuant to Section A8 or Al0, to purchase the annuity, reduced by any applicable premium tax.

     A12.3 Metropolitan will determine the payment under the annuity as of the purchase date of the annuity by applying the Consideration to the rate set forth in Section A14 for the form of annuity selected by the Employer. If payments are to be made other than monthly, the amounts shown in Section A14 will be adjusted to the actuarially equivalent amounts for the frequency of payments elected. If the monthly rate of an annuity would be less than $50 (regardless of whether or not monthly annuity payments were elected), Metropolitan will have the right to refuse to make the annuity purchase and, instead, to pay to the Employer the amount that would otherwise be applied to purchase the annuity, before any reduction on account of premium tax.

     A12.4 If at the time of an annuity purchase Metropolitan has in effect for contracts in the same class as this Contract annuity purchase rates more favorable to the Employer than those set forth for purchase of annuities in Section A14, Metropolitan will apply the more favorable rates in place of those set forth in Section A14.

     A12.5   Metropolitan has the right as of any anniversary of the Issue
             Date to change the annuity purchase rates set forth in Section A14. No such change will apply to any annuity purchased with the Account Balance of any person who was a Participant under this Contract as of the day immediately preceding the effective date of any such change.

     A12.6 Metropolitan will issue a certificate for delivery to each Employer that purchases an annuity. Such certificate will describe the annuity purchased by the Employer.

     A12.7 If there has been a misstatement as to any Annuitant, Metropolitan will not pay more annuity benefits than would have been provided if the correct information has been given. Any overpayment or underpayment of an annuity, together with interest, will be deducted from or added to, respectively, future annuity payments. The interest rate will be that used to determine the annuity purchase rates for the annuity purchased.

     A12.8 If Metropolitan is holding any Separate Account Balance on account of a Participant, the amounts applied to purchase an annuity under Section B13 will be combined with those applied to purchase an annuity under this Section A12, and only a single annuity will be purchased with the combined amounts.

Section A13. General Provisions

     A13.1 The Fixed Interest Account Section of this Contract is non-participating. Metropolitan will not declare any dividend to which this Fixed Interest Account Section of the Contract may be entitled.

Form G.2444B-2A                       (11)

     A13.2 The Employer may change the person to whom annuity payments are to be made by notice to Metropolitan. Upon Metropolitan's receipt of the notice the change will take effect as of the date the notice was signed, but without prejudice to Metropolitan on account of any payment it made before it received the notice or so soon after such receipt that payment could not reasonably be stopped.

     A13.3 This Contract is the entire contract between the parties. The Contractholder's statements will be deemed representations and not warranties. No sales representative or other person, except an authorized officer of Metropolitan, may make or change any contract or certificate or make any binding promises about any contract or certificate. Any amendment, modification or waiver of any provision of this Contract or any certificate may be made effective on behalf of Metropolitan only by the authorized officer of Metropolitan.

     A13.4 The Employer's rights under this Contract are nontransferable and nonforfeitable to the extent permitted by law.

             The amounts payable under this Contract are equal to at least the minimums required by any applicable law.

     A13.5 Metropolitan has no obligation to inquire as to the authority of any payee to receive any payments made under this Contract or to inquire into or see to such payee's application of any amounts so paid. Any direction for a withdrawal must be in a form satisfactory to Metropolitan.

     A13.6 All communications under this Contract and any amendment, modification or waiver of this Contract will be in writing. All payments and communications to Metropolitan shall be directed to its Designated Office. Metropolitan will not be deemed to have received a payment or communication until it is received at the Designated Office. Metropolitan may, but need not, establish procedures for certain communications to be received by telephone or by other non-written means. If it does so, such communications will be deemed to have been received when actually received in accordance with such procedures.

     A13.7 The sole responsibility of the Contractholder is to serve as party to this Contract pursuant to the terms of the Metropolitan Group Annuity Contracts Trust. The Contractholder will have no responsibility to any Employer, Participant or Annuitant. Any obligations arising out of this Contract with respect to such persons will be Metropolitan's.

     A13.8 This Contract will cease upon Metropolitan's fulfillment of all its duties and obligations hereunder.

Form G.2444B-2A                       (12)

Section A14. - Annuity Purchase Rates

             (a)  Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments to the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the Annuitant ' s death. No payments will be made after the Annuitant's death.

     Annuitant's Exact
     Age on Date of                          Monthly Annuity Payment
     Purchase of Annuity                     per $1,000 of Consideration
     -------------------                     ---------------------------
            55                                         $3.85
            56                                          3.91
            57                                          3.98
            58                                          4.05
            59                                          4.12
            60                                          4.19
            61                                          4.27
            62                                          4.36
            63                                          4.45
            64                                          4.54
            65                                          4.64
            66                                          4.75
            67                                          4.86
            68                                          4.99
            69                                          5.11
            70                                          5.25

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

This form is available only if the Participant or his or her spouse is the Annuitant.

Form G.2444B-2A                       (13)

             (b)  Joint and Survivor Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments from the commencement date of the annuity, if both Annuitants are then living, to the date of the last payment before the death of the second to die of the Annuitants. Annuity payments due after the primary Annuitant's death are a specified percentage, not greater than 100%, of the annuity payments due before the death of the primary Annuitant. No payments will be made after the death of the survivor Annuitant.

                                Monthly Annuity Payment to Male Primary Annuitant
                                per $1,000 of Consideration if Percentage of
     Annuitants' Exact          Monthly Annuity Payment Payable to Survivor
     Ages on Date of            Annuitant is:
                                -------------------------------------------------
     Purchase of Annuity*            50%         66 2/3%        75%      100%
     -------------------             ---         -------        ---      ----
         55 and 60                  $3.68        $3.63         $3.60    $3.52
         60 and 55                   3.83         3.72          3.67     3.52
         60 and 60                   3.91         3.82          3.78     3.66
         60 and 65                   3.97         3.91          3.87     3.78

         65 and 60                   4.16         4.03          3.96     3.78
         65 and 65                   4.26         4.15          4.10     3.94

         70 and 65                   4.61         4.43          4.35     4.11
         70 and 70                   4.76         4.61          4.54     4.35

     * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age.

On request Metropolitan will furnish rates not shown above.

     * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age.

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

This form is available only if the Participant and his or her spouse are the Annuitants.

Form G.2444B-2A                       (14)

             (c) Term Certain and Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments from the commencent date of the annuity, if the Annuitant is then living, to the date of the last payment before the later of (i) the Annuitant's death, and (ii) the expiration of the term certain period. If the Annuitant dies within the term certain period the commuted value of the remaining annuity payments will be paid to the Employer or to such other person or persons as the Employer may designate, if such payment is requested by the Employer. If the Employer does not request payment of the commuted value, annuity payments will continue, but in no event for more than 15 years after the death of the Annuitant. If more than 15 years remains of the term certain period, the remaining payments will be adjusted to the actuarially equivalent amounts to adjust for the decreased number of payment. The commuted value of annuity payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the circumstances specified above.

     Annuitant's Exact            Monthly Annuity Payment per $1,000 of
     Ages on Date of              Consideration if Term Certain Period is:
                                  ----------------------------------------
     Purchase of Annuity          10 Years                     15 Years
     -------------------          --------                     --------
             55                    $3.83                         $3.80
             56                     3.89                          3.85
             57                     3.95                          3.91
             58                     4.01                          3.97
             59                     4.08                          4.03
             60                     4.15                          4.10

             61                     4.22                          4.17
             62                     4.31                          4.24
             63                     4.39                          4.31
             64                     4.48                          4.39
             65                     4.57                          4.47

             66                     4.67                          4.55
             67                     4.77                          4.64
             68                     4.88                          4.73
             69                     4.99                          4.82
             70                     5.11                          4.92


On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

This form is available only if the Participant or his or her spouse is the Annuitant.

Form G.2444B-2A                    (15)

             (d)  Term Certain Annuity Form

Under this form of annuity, Metropolitan will make monthly payments from the commencement date of the annuity to the date of the last payment before the expiration of the term certain period. The term certain period must be at least 5 years. If the Annuitant dies within the term certain period, the commuted value of the remaining annuity payments will be paid to the Employer or to such other person or persons as the Employer may designate, if such payment is requested by the Employer. If the Employer does not request payment of the commuted value, annuity payments will continue, but in no event for more than 15 years after the death of the Annuitant. If more than 15 years remains of the term certain period, the remaining payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the circumstances specified above.

                          Monthly Annuity Payment per $1,000 of
                          Consideration if Term Certain Period is:
                          -----------------------------------------
                          10 Years        15 Years      20 Years
                          --------        --------      --------
                           $9.37           $6.70         $5.37

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

Unless the Annuitant is the Participant the term certain period may not exceed 15 years.

Form G.2444B-2A                       (16)

                          Section B. Separate Account

Section Bl.  Introduction

     Bl.1 "Account Balance" means the entire amount held at any particular time by Metropolitan under this Contract on account of a Participant. "Separate Account Balance means the amount held at any particular time by Metropolitan in the Separate Account under this Contract on account of a Participant. These accounts are for bookkeeping purposes only and do not create any ownership rights in the Participant. The Employer will be the sole owner of all Account Balances and will have the exclusive right to all benefits therefrom.

     Bl.2 "Annuitant" means a person upon whose life an annuity has been purchased by an Employer under this Contract.

     B1.3 "Designated Office" means Metropolitan's Home Office at One Madison Avenue, New York,NewYork 10010 or such other location or locations as Metropolitan may designate in place of its Home Office.

     B1.4 "Employee" means any person who is eligible to participate in the Employer's Plan pursuant to its terms, but does not include independent contractors as defined in Section 457 of the Internal Revenue Code of 1986 as from time to time amended ("the Code").

     B1.5 "Employer" means an employer that has established a Plan pursuant to Section 457 of the Code and that has arranged with Metropolitan to utilize this contract for the purchase of annuities under the Plan, but does not include Rural Electric Cooperatives or nongovernmental tax-exempt organizations as defined in Sections 457 and 501, respectively, of the Code. Any provisions of this Contract permitting an Employer to make payments, request withdrawals, or take any other action with respect to a Participant or his or her Account Balance or Separate Account Balance apply only to the Employer that has arranged with Metropolitan to utilize this Contract with respect to that Participant.

     B1.6 "Participant" means any Employee of an Employer with respect to whom Metropolitan has accepted a payment under this Contract. Metropolitan has the right at any time on or after the fifth anniversary of the Issue Date to refuse to allow additional Employees to become participants. A person will cease to be a Participant at such time as Metropolitan is no longer holding any Account Balance on account of such person.

     B1.7 "Plan" means any plan which meets the requirements of Section 457 of the Code.

Form G. 2444B-2A                      (17)

   B1.8 "Separate Account" means Metropolitan Life Separate Account E. This is an investment account established and maintained by Metropolitan, separate from its general account or other separate accounts. Metropolitan will add to the Separate Account the payments it accepts under this Contract that are allocated to the Separate Account. Amounts may also be allocated to the Separate Account pursuant to certain other contracts of Metropolitan as may be determined by it.

          Metropolitan owns the assets  in  the  Separate  Account.   Assets
          equal to the reserves and other liabilities of the Separate Account will not be charged with liabilities that arise from any other business Metropolitan conducts. Metropolitan may from time to time transfer to its general account assets in excess of such reserves and liabilities.

          Income and realized and unrealized gains or losses from assets in the Separate Account are credited to or charged against the Separate Account without regard to Metropolitan's other income, gains, or losses.

          The Separate Account will be valued at the end of each Valuation
          Period.

   B1.9 A "Valuation Period" is the period between two successive valuations of the assets in the Separate Account. Valuations will be made once each day that the New York Stock Exchange is open for trading. Metropolitan reserves the right, on 30 days notice, to change the basis for such Valuation Period, as long as the new basis is not inconsistent with applicable law.

   B1.10 The "Investment Divisions" are part of the Separate Account. Each division holds a separate class (or series) of stock of a designated investment company. Each class of stock represents a separate portfolio in the investment company.

   B1.11 Metropolitan will maintain the Separate Account in Investment Divisions corresponding to the separate portfolios in the investment company. As of April 29, 1990, there are six available Investment Divisions corresponding to the six portfolios of the Metropolitan Series Fund, Inc. (the "Fund") as of April 29, 1990, viz., the Growth Portfolio, the Income Portfolio, the Money Market Portfolio, the Diversified Portfolio, the Aggressive Growth Portfolio and the Stock Index Portfolio. These Investment Divisions and portfolios are described below:

          Division 1 - Growth Portfolio - The investment objective of this portfolio is to achieve long-term growth of capital and income, and moderate current income, by investing primarily in common stocks that are believed to be of good quality or to have good growth potential or which are considered to be undervalued based on historical investment standards.

Form G.2444B-2A                       (18)

          Division 2 - Income Portfolio - The investment objective of this portfolio is to achieve the highest possible total return, by combining current income with capital gains, consistent with prudent investment risk and the preservation of capital, by investing primarily in fixed-income, high-quality debt securities.

          Division 3 - Money Market Portfolio - The investment objective of this portfolio is to achieve the highest possible current income consistent with the preservation of capital and maintenance of liquidity, by investing primarily in short-term money market instruments.

          Division 4 - Diversified Portfolio - The investment objective of this portfolio is to achieve a high total return while attempting to limit investment risk and preserve capital by investing in equity securities, fixed-income debt securities, or short-term money market instruments, or any combination thereof at the discretion of State Street Research.

          Division 5 - Stock Index Portfolio - The investment objective of the
                       Stock Index Portfolio is to equal the performance of the Standard & Poor's 500 stock index (adjusted to assume reinvestment of dividends) by investing in the common stock of companies which are included in the index.

          Division 6 - Aggressive Growth Portfolio - The investment objective of this portfolio is to achieve maximum capital appreciation by investing primarily in common stocks (and equity and debt securities convertible into or carrying the right to acquire common stocks) of emerging growth companies, undervalued securities or special situations.

          Investment returns will reflect fluctuations in market value of securities. The current Fund prospectus should be consulted for a complete description of the Fund and the designated portfolios.

   B1.12 An "Accumulation Unit" is the unit of measurement used in determining the value of amounts held in the Investment Divisions.

   B1.13 "Special Agreement" means an agreement executed by an Employer under which, in exchange for certain costs savings to Metropolitan, the charges to a Participant covered by the Special Agreement are reduced. "Special Agreement Participant" means a Participant covered by a Special Agreement.

Form G.2444B-2A                       (19)

Section B2. Payments to Metropolitan

   B2.1 Metropolitan will accept under this Contract for addition to the Separate Account each amount allocated to the Separate Account pursuant to Section B2.2 that may be contributed or transferred to this Contract under the Code. The Employer will identify the Participant on behalf of whom the payment is made.

            Payments to Metropolitan under this Contract are subject to the following conditions

            (a) Metropolitan has the right to refuse to accept deposits that total more than $500,000 on account of a Participant. Metropolitan reserves the right to change this $500,000 maximum at any time.

            (b) Metropolitan has the right to refuse to accept any further payments on account of a Participant and to make payment to the Employer as if it had requested withdrawal of the Participant's entire Account Balance, if (i) more than three years have elapsed since the date Metropolitan received the last amount on account of such Participant, and (ii) such Participant's entire Account Balance is smaller than $2,000.

            (c) Metropolitan will accept no further payments under this Contract on account of any Participant who is not employed by an Employer.

            (d) Metropolitan has the right to refuse to accept any payments on account of a person unless the initial payment is received by Metropolitan within 190 days after the Employer has told Metropolitan that a payment would be made on such person's behalf.

            (e) Metropolitan will accept no payments under this Contract on account of any person until (i) Metropolitan has received the Employer's request that this Contract be utilized for that person; and (ii) Metropolitan has entered that person's name on its records under this Contract. Any amounts received by Metropolitan on account of a person before the last to occur of these conditions will not be accepted until both of these conditions have occurred.

   B2.2 The Employer will direct Metropolitan whether payments accepted under this Contract on a Participant's account are to be added to the Separate Account and, if so, to which Investment Division of the Separate Account. The direction will specify whether all, none, or a part (which must be given as a whole percentage) of such payments are to be added to each Investment Division of the Separate Account. The Employer may change the allocation direction as to future payments with respect to a Participant by notice to Metropolitan. Such change will take effect within 7 business days after the notice is received by Metropolitan or, if later, on the date specified in the notice if such date is no more than 30 days after Metropolitan's receipt of the notice.

Form G.2444B-2A                         (20)

Section B3. Maintenance of the Separate Account

   B3.1 Metropolitan will maintain its records of amounts in the various Investment Divisions in the Separate Account in terms of Accumulation Units. The value of an Accumulation Unit in an Investment Division for a Valuation Period is determined as of the end of such Valuation Period by multiplying the previous Accumulation Unit value by that Investment Division's experience factor (see Section B4.2) for the Valuation Period. Metropolitan initially established the value of an Accumulation Unit in each Investment Division at $10.

   B3.2 Metropolitan will determine the number of Accumulation Units of an Investment Division that are purchased by an amount accepted for addition to such Investment Division by dividing that amount by the value of an Accumulation Unit in such Investment Division for the Valuation Period during which Metropolitan accepts payment of such amount or during which such amount is transferred to such Investment Division.

   B3.3 Any amount that is allocated to the Separate Account will be added to it and allocated to the designated Investment Division in the Separate Account as of the end of the Valuation Period during which such amount was accepted by Metropolitan or transferred to such Investment Division.

Section B4. Valuation of Assets in Investment Divisions

   B4.1 The investment experience of an Investment Division is determined as of the end of each Valuation Period.

   B4.2 Metropolitan uses an experience factor to measure changes in each Investment Division's investment experience during a Valuation Period.

            The experience factor for a Valuation period in each Investment Division is calculated as follows

            (1) Metropolitan takes the net asset value per investment company share at the end of the current Valuation Period, adds the per share amount of any dividend or capital gain distribution paid by the investment company during the current Valuation Period, and subtracts any per share charge for taxes and reserve for taxes.

            (2) Metropolitan divides (1) by the net asset value per investment company share at the end of the preceding Valuation Period.

            (3) Metropolitan subtracts a charge not to exceed .000034035 for each day in the Valuation Period. This charge is to cover the administrative expenses, and the mortality and expense risk charges assumed by Metropolitan under this Contract. For a Special Agreement Participant this charge will not exceed .000025905 for each day in the Valuation Period.

Form G.2444B-2A                         (21)

Section B5. Metropolitan's Right to Make Changes

   B5.1 Metropolitan reserves the right to make certain changes if, in Metropo1itan's judgment, they wou1d best serve the interests of participants in or owners of contracts such as this or would be appropriate in carrying out the purposes of such contracts. Any changes will be made only to the extent and in the manner permitted by applicable laws. Also, when required by law, Metropolitan will obtain the Employers' approval of the changes and approval from any appropriate regulatory authority.

            Examp1es of the changes Metropolitan may make include

            o To operate the Separate Account in any form permitted under the Investment Company Act of 1940, or in any other form permitted by law.

            o To take any action necessary to comply with or obtain and continue any exemptions from the Investment Company Act of 1940.

            o To transfer any assets in an Investment Division to another Investment Division, or to one or more separate accounts, or to Metropolitan's general account, or to add, combine, or remove Investment Divisions in the Separate Account.

            o To substitute for the investment company shares held in any Investment Division the shares of another class of the investment company or the shares of another investment company or any other investment permitted by law.

            o To change the way Metropolitan assesses charges, but without increasing the aggregate amount charged in connection with this Contract. For example, if Metropolitan purchases investments (such as stocks and bonds) instead of buying shares or an investment company, Metropolitan will assess an investment advisory charge but not more than the amount that would otherwise be charged by the investment company.

            o To make any necessary technical change in the underlying investments of an Investment Division to which amounts held under this Contract are allocated, Metropolitan will notify the Employer of such change. Employers may then make a new choice of Investment Divisions.

Section B6. Participants' Separate Account Balances

   B6.l Metropolitan will maintain records of any amount held in the Separate Account on account of each Participant. Such amount will be the sum of the amounts held with respect to the Participant in each Investment Division.

Form G.2444B-2A                         (22)

     B6.2 Not less often than once in each twelve month period Metropolitan will send to the Employer of each participant a statement of that Participant's Separate Account Balance.

     B6.3 Any amounts in a Participant's Separate Account Balance shall be and remain solely the property of the Employer, subject only to the claims of the Employer's general creditors. Nothing in this Contract shall be construed to give any Participant at any time a security interest in a Separate Account Balance, nor shall this Contract be construed so as to place any Separate Account Balance in trust with the Employer for the benefit of any Participant.

             Separate Account Balances will not be deemed to be collateral security for the payment of any benefits under the Employer's Plan and will be available to the Employer to meet its general obligations.

Section B7.  Withdrawals from Investment Divisions

     B7.1 Metropolitan will make withdrawals from the Participants' Separate Account Balance held in Investment Divisions in order to

             (a)  purchase annuities pursuant to Section B9,

             (b) make transfers to the Fixed Interest Account or to other Investment Divisions and make certain payments pursuant to Section B10, and

             (c) make payment or purchase an annuity pursuant to Section B11 after the death of a Participant.

     B7.2 Any such withdrawal will be made as of the date Metropolitan receives the direction to make the withdrawal or as of any later date specified in the direction except that

             (a) if a Valuation Period does not end on the date as of which the withdrawal would normally be made, the withdrawal will be made as of the next following date on which a Valuation Period ends,

             (b) if the date specified is more than 180 days after the date Metropolitan receives the direction, or if the Participant dies before the date specified, Metropolitan will not make the withdrawal,

             (c) any other withdrawals taking effect before the date specified will be made first,

             (d) if the withdrawal is made in order to purchase an annuity, the withdrawal will be made as of the end of the last Valuation Period ending immediately prior to the date the annuity is to be purchased pursuant to Section B13.1(d), subject to the provisions of Section B7.2(e),

Form G.2444B-2A                         (23)

             (e) if the withdrawal is made pursuant to Section B10.2 or B11, the withdrawal will be made as of the end of the Valuation Period during which Metropolitan receives due proof that the conditions specified in any such section have been met,

             (f) if the withdrawal is made pursuant to Section B10.3 or B10.4, it will be made as of the end of the Valuation Period determined by Metropolitan.

             Metropolitan will determine the value of the amount withdrawn based upon the value of an Accumulation Unit for the date as of which the withdrawal is made.

     B7.3 Any withdrawal will completely discharge Metropolitan's liability with respect to the amount withdrawn from the Investment Division.

Section B8.  Withdrawals from the Separate Account to Purchase Annuities

     B8.1 The Employer may at any time direct Metropolitan to withdraw the entire Account Balance of a Participant, and apply such balance to purchase an annuity in accordance with Section B13. No early withdrawal charge will be imposed in connection with such withdrawal.

Section B9.  Withdrawals from the Investment Divisions to make Transfers to the
             Fixed Interest Account or to Other Investment Divisions or Payments to Employers or to Other Funding Vehicles

     B9.1 The Employer may at any time direct Metropolitan to withdraw all, a specified whole percentage, or a specified dollar amount of a Participant's Separate Account Balance maintained in one or more Investment Divisions in order to

             (a) make a transfer to the Fixed Interest Account, or from an Investment Division in the Separate Account to one or more other Investment Divisions in the Separate Account.

             (b)  make payment to the Employer, or

             (c) make payments to entities providing annuities or other funding vehicles under the Plan or to a different Plan if such payment is permitted by Section 457 of the Code.

Form G.2444B-2A                         (24)

             Metropolitan will accept no direction that would result in a payment or transfer of less than $250 unless the direction applies to the Participant's entire balance maintained in an Investment Division of the Separate Account. If, after any withdrawal and payment, (i) the Participant's entire Account Balance would be less than $2,000, and (ii) more than three years have elapsed since the date Metropolitan received the last amount on account of such Participant, Metropolitan has the right to make payment as if the Employer's direction had applied to the entire Account Balance of the Participant.

             An early withdrawal charge will be imposed upon the Separate Account Balance in connection with a withdrawal under this Section B9.1 unless

             (a) the Participant's Deposit has been in this Contract for at least 7 full uninterrupted deposityears on or before the date the withdrawal is made, or

             (b)  Section B9.2 or B9.4 applies to the withdrawal, or

             (c) the withdrawal is to make a transfer among Investment Divisions or from the Separate Account to the Fixed Interest Account or

             (d)  the Participant is a Special Agreement Participant.

                  The amount of the early withdrawal charge will be as specified in Section B11.

     B9.2 The Employer may direct Metropolitan to withdraw a Participant's entire Account balance and have such amount paid to the Employer without the imposition of an early withdrawal charge if

             (a) the Participant becomes totally disabled as defined under the Federal Social Security Act, and

             (b) the Employer submits to Metropolitan due proof of such disability.

     B9.3 Metropolitan may withdraw a Participant's entire Account Balance and make payment to the Employer as if the Employer had requested a withdrawal of the Participant's entire Account Balance if (i) more than three years have elapsed since the date Metropolitan received the last amount on account of such Participant and (ii) such Participant's entire Account Balance is smaller than $2,000.

             An early withdrawal charge will be imposed upon the Separate Account Balance in connection with the withdrawal unless the Participants' Deposit has been in this Contract for at least 7 full uninterrupted deposit years on or before the date the withdrawal is made.

             The amount of the early withdrawal charge will be as specified in Section B11.

Form G.2444B-2A                         (25)

     B9.4 When any Participant attains age 70 1/2, if the Annuitant is the Participant the purchase date of the annuity may be no later than the April 1 of the year following the later of (i) the year in which the Participant attains age 70 1/2 or (ii) the year in which the Participant retires.

             No early withdrawal charge will be imposed in connection with such distribution.

Section B10. Withdrawals from the Separate Account after a Participant Dies

     B10.1 After Metropolitan's receipt of due proof of a Participant's death, Metropolitan will withdraw the greater of (a) the value of the Participant's entire Account Balance as of the date due proof is received, or (b) the total of all payments made to Metropolitan on account of the Participant less any partial withdrawals, or (c) the value of the Participant's Separate Account Balance as of any prior quinquennial anniversary of participation under this contract less any subsequent withdrawals and administrative charges and pay such amount to the Employer. However, the Employer may, instead, elect to have this amount applied to purchase an annuity in accordance with Section A12. In either case no early withdrawal charge will be imposed in connection with such withdrawal.

Section B11. Separate Accounts Early Withdrawal Charges

             The early withdrawal charge imposed pursuant to Section B9.1 or B9.3 in connection with a withdrawal from an Investment Division will be equal to

             (a) that part of the amount used to make a transfer or payment that is not exempt (under Section B11.2) from the early withdrawal charge, divided by

             (b)  the applicable factor from the table below,

             (c)  minus the requested withdrawal amount.

             but only if the Participant's Separate Account Balance remaining in that Investment Division after the withdrawal is at least equal to the early withdrawal charge. In such case Metropolitan will make the transfer or payment directed by the Employer, and then withdraw the early withdrawal charge from the remaining Separate Account Balance in that Investment Division.

             If the Participant's Separate Account Balance, if any, that would have remained in an Investment Division after the transfer or payment directed by the Employer is less than this early withdrawal charge (i.e., there would not be enough left to pay the charge) Metropolitan will instead withdraw from that Investment Division, to make the transfer or payment directed by the employer, both

Form G.2444B-2A                         (26)

             (a) any amounts exempt from the early withdrawal charge pursuant to Section B12.2, and

             (b) an amount equal to the remaining Separate Account Balance in that Investment Division multiplied by the applicable factor from the table below.

             Metropolitan will then withdraw the remaining Separate Account Balance in that Investment Division as the early withdrawal charge.

             If withdrawals are made from more than one Investment Division, the early withdrawal charge will be determine separately for each Investment Division.

                           1 or less                        .93
                           2 or less, but more than 1       .94
                           3 or less, but more than 2       .95
                           4 or less, but more than 3       .96
                           5 or less, but more than 4       .97
                           6 or less, but more than 5       .98
                           7 or less, but more than 6       .99
                           thereafter                      1.00

     B11.2 If no previous withdrawal has been made from any part of the Participant's Account Balance (whether in the Fixed Interest Account or the Separate Account) during a deposit year, other than to make transfers from or within the Separate Account, or to pay administrative charges, an amount up to 10% of the Participant's Fixed Interest Account Balance may be withdrawn, subject to the provisions of Section B9, without any early withdrawal charge being imposed.

Section B12. Annuity Purchases

     B12.1 If an election is made under this Contract to have the Participant's entire Account Balance applied to purchase an annuity, Metropolitan will require the following information

             (a) The social security number, date of birth and address of the Annuitant and, if applicable, the social security number, name, address and date of birth of any survivor Annuitant. Metropolitan has the right to require evidence, satisfactory to itself, of dates of birth. The Annuitant will be the Participant unless the annuity is purchased pursuant to Section B11, in which case the Annuitant will be designated by the Employer.

             (b) The form of annuity selected, which will be one of those set forth in Section B15 or any other form of annuity agreed upon by Metropolitan.

             (c) Whether annuity payments are to be made monthly, quarterly, semi-annually or annually.

Form G.2444B-2A                         (27)

             (d) The purchase date of the annuity, which will be a date not less than 30 or more than 180 days after the date Metropolitan receives the election along with all required information. If, however, the annuity is purchased by the Employer after the death of a Participant, the purchase date will be the date Metropolitan received due proof of the Participant's death. The purchase of an annuity for a Participant covered under the provisions of the next paragraph will be in accordance with such provisions.

             When any Participant has attained age 70 1/2, if the Annuitant is the Participant the purchase date of the annuity may be no later than the April 1 of the year following the later of (i) the year in which the Participant attains age 70 1/2 or (ii) the year in which the Participant retires or (iii) such later date as the Code may permit.

             Regardless of the mode of annuity payment chosen, the first annuity payment will be made as of the purchase date of the annuity.

             (e) The name and address of the person to whom annuity payments are to be made. The Employer will be the owner of any annuity purchased.

     B12.2 The Consideration for an annuity will be the amount applied pursuant to Section B9 or B11, to purchase the annuity, reduced by any applicable premium tax.

     B12.3 Metropolitan will determine the payment under the annuity as of the purchase date of the annuity by applying the Consideration to the rate set forth in Section B15 for the form of annuity selected by the Employer. If payments are to be made other than monthly, the amounts shown in Section B15 will be adjusted to the actuarially equivalent amounts for the frequency of payments elected. If the monthly rate of an annuity would be less than $50 (regardless of whether or not monthly annuity payments were elected), Metropolitan will have the right to refuse to make the annuity purchase and, instead, to pay to the Employer the amount that would otherwise be applied to purchase the annuity, before any reduction on account of premium tax.

     B12.4 If at the time of an annuity purchase Metropolitan has in effect for contracts in the same class as this Contract annuity purchase rates more favorable to the Employer than those set forth for purchase of annuities in Section A14, Metropolitan will apply the more favorable rates in place of those set forth in Section B14.

     B12.5 Metropolitan has the right as of any anniversary of the Issue Date to change the annuity purchase rates set forth in Section B14. No such change will apply to any annuity purchased with the Account Balance of any person who was a Participant under this Contract as of the day immediately preceding the effective date of any such change.

Form G.2444B-2A                         (28)

     B12.6 Metropolitan will issue a certificate for delivery to each Employer that purchases an annuity. Such certificate will describe the annuity purchased by the Employer.

     B12.7 If there has been a misstatement as to any Annuitant, Metropolitan will not pay more annuity benefits than would have been provided if the correct information has been given. Any overpayment or underpayment of an annuity, together with interest, will be deducted from or added to , respectively, future annuity payments. The interest rate will be that used to determine the annuity purchase rates for the annuity purchased.

     B12.8 If Metropolitan is holding any Separate Account Balance on account of a Participant, the amounts applied to purchase an annuity under Section B13 will be combined with those applied to purchase an annuity under this Section A12, and only a single annuity will be purchased with the combined amounts.

Section B13. General Provisions

     B13.1 The Employer may change the person to whom annuity payments are to be made by notice to Metropolitan. Upon Metropolitan's receipt of the notice the change will take effect as of the date the notice was signed, but without prejudice to Metropolitan on account of any payment it made before it received the notice or so soon after such receipt that payment could not reasonably be stopped.

     B13.2 This Contract is the entire contract between the parties. The Contractholder's statements will be deemed representations and not warranties. No sales representative or other person, except an authorized officer of Metropolitan, may make or change any contract or certificate or make any binding promises about any contract or certificate. Any amendment, modification or waiver of any provision of this Contract or any certificate may be made effective on behalf of Metropolitan only by the authorized officer of Metropolitan.

     B13.3 The Employer's rights under this Contract are nontransferable and nonforfeitable to the extent permitted by law.

             The amounts payable under this Contract are equal to at least the minimums required by any applicable law.

     B13.4 Metropolitan has no obligation to inquire as to the authority of any payee to receive any payments made under this Contract or to inquire into or see to such payee's application of any amounts so paid. Any direction for a withdrawal must be in a form satisfactory to Metropolitan.

Form G.2444B-2A                         (29)

     B13.5 All communications under this Contract and any amendment, modification or waiver of this Contract will be in writing. All payments and communications to Metropolitan shall be directed to its Designated Office. Metropolitan will not be deemed to have received a payment or communication until it is received at the Designated Office. Metropolitan may, but need not, establish procedures for certain communications to be received by telephone or by other non-written means. If it does so, such communications will be deemed to have been received when actually received in accordance with such procedures.

     B13.6 Notwithstanding any provision in this Contract any any amendment, modification or waiver of this Contract will be in writing. All payments and communications to Metropolitan shall be directed to its Designated Office. Metropolitan will not be deemed to have received a payment or communication until it is received at the Designated Office. Metropolitan may, but need not, establish procedures for certain communications to be received by telephone or by other non-written means. If it does so, such communication will be deemed to have been received when actually received in accordance with such procedures.

     B13.7 The sole responsibility of the Contractholder is to serve as party to this Contract pursuant to the terms of the Metropolitan Group Annuity Contracts Trust. The Contractholder will have no responsibility to any Employer, Participant or Annuitant. Any obligations arising out of this Contract with respect to such persons will be Metropolitan's.

     B13.8 This Contract will cease upon Metropolitan's fulfillment of all its duties and obligations hereunder.

Form G.2444B-2A                         (30)

Section B14. - Annuity Purchase Rates

             (a)  Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments to the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the Annuitant 's death. No payments will be made after the Annuitant's death.

     Annuitants Exact
     Age on Date of                          Monthly Annuity Payment
     Purchase of Annuity                     per $1,000 of Consideration
     -------------------                     ---------------------------
             55                                        $3.85
             56                                         3.91
             57                                         3.98
             58                                         4.05
             59                                         4.12
             60                                         4.19
             61                                         4.27
             62                                         4.36
             63                                         4.45
             64                                         4.54
             65                                         4.64
             66                                         4.75
             67                                         4.86
             68                                         4.99
             69                                         5.11
             70                                         5.25

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

This form is available only if the Participant or his or her spouse is the Annuitant.

Form G.2444B-2A                         (31)

             (b)  Joint and Survivor Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments from the commencement date of the annuity, if both Annuitants are then living, to the date of the last payment before the death of the second to die of the Annuitants. Annuity payments due after the primary Annuitant's death are a specified percentage, not greater than 100%, of the annuity payments due before the death of the primary Annuitant. No payments will be made after the death of the survivor Annuitant.

                           Monthly Annuity Payment to Male Primary Annuitant
                           per $1,000 of Consideration if Percentage of
                           Monthly Annuity Payment Payable to Survivor
Annuitants' Exact          Annuitant is:
Ages on Date of            ----------------------------------------------
Purchase of Annuity*              50%       66 2/3%     75%     100%
--------------------              ---       -------     ---     ----
      55 and 60                  $3.68      $3.63      $3.60   $3.52
      60 and 55                   3.83       3.72       3.67    3.52
      60 and 60                   3.91       3.82       3.78    3.66
      60 and 65                   3.97       3.91       3.87    3.78

      65 and 60                   4.16       4.03       3.96    3.78
      65 and 65                   4.26       4.15       4.10    3.94

      70 and 65                   4.61       4.43       4.35    4.11
      70 and 70                   4.76       4.61       4.54    4.35

    * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age.

On request Metropolitan will furnish rates not shown above.

    * In each pair of ages, the first age is the primary Annuitant's age and the second age is the survivor Annuitant's age.

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

This form is available only if the Participant and his or her spouse are the Annuitants.

Form G.2444B-2A                         (32)

             (c)  Term Certain and Life Annuity Form

Under this form of annuity Metropolitan will make monthly payments from the commencement date of the annuity, if the Annuitant is then living, to the date of the last payment before the later of (i) the Annuitant's death, and (ii) the expiration of the term certain period. If the Annuitant dies within the term certain period the commuted value of the remaining annuity payments will be paid to the Employer or to such other person or persons as the Employer may designate, if such payment is requested by the Employer. If the Employer does not request payment of the commuted value, annuity payments will continue, but in no event for more than 15 years after the death of the Annuitant. If more than 15 years remains of the term certain period, the remaining payments will be adjusted to the actuarially equivalent amounts to adjust for the decreased number of payment. The commuted value of annuity payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the circumstances specified above.

    Annuitant's Exact      Monthly Annuity Payment per $1,000 of
    Ages on Date of        Consideration if Term Certain Period is:
                           -----------------------------------------
    Purchase of Annuity    10 Years                        15 Years
    ------------------     --------                        --------
             55             $3.83                            $3.80
             56              3.89                             3.85
             57              3.95                             3.91
             58              4.01                             3.97
             59              4.08                             4.03
             60              4.15                             4.10

             61              4.22                             4.17
             62              4.31                             4.24
             63              4.39                             4.31
             64              4.48                             4.39
             65              4.57                             4.47

             66              4.67                             4.55
             67              4.77                             4.64
             68              4.88                             4.73
             69              4.99                             4.82
             70              5.11                             4.92

On request Metropolitan will furnish rates not shown above.

Metropolitan's rates are unisex.

This form is available only if the Participant or his or her spouse is the Annuitant.

Form G.2444B-2A                         (33)

             (d)  Term Certain Annuity Form

Under this form of annuity, Metropolitan will make monthly payments from the commencement date of the annuity to the date of the last payment before the expiration of the term certain period. The term certain period must be at least 5 years. If the Annuitant dies within the term certain period, the commuted value of the remaining annuity payments will be paid to the Employer or to such other person or persons as the Employer may designate, if such payment is requested by the Employer. If the Employer does not request payment of the commuted value, annuity payments will continue, but in no event for more than 15 years after the death of the Annuitant. If more than 15 years remains of the term certain period, the remaining payments will be calculated at the interest rate used to determine the annuity purchase rates for the annuity purchased.

No commuted value of annuity payments is payable except under the cicumstances specified above.

                         Monthly Annuity Payment per $1,000 of
                         Consideration if Term Certain Period is:
                         ----------------------------------------
                         10 Years        15 Years      20 Years
                         --------        --------      --------
                          $9.37           $6.70         $5.37


On request Metropolitan will furnish rates not shown above.


Metropolitan's rates are unisex.


Unless the Annuitant is the Participant the term certain period may not exceed 15 years.

Form G.2444B-2A                         (34)